PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-95807
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)



                            [HOLDRS(SM) TELECOM LOGO]


                        1,000,000,000 Depositary Receipts
                            Telecom HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Telecom HOLDRS" section of the base prospectus shall be replaced with the following:


                                                                                   Share           Primary
                               Name of Company                   Ticker           Amounts       Trading Market
              --------------------------------------------    -------------    -------------   ----------------
              ALLTEL Corp.                                         AT                 2                 NYSE
              AT&T Inc.                                            T               30.8971              NYSE
              BCE Inc.                                            BCE                 5                 NYSE
              BellSouth Corp.                                     BLS                 15                NYSE
              CenturyTel, Inc.                                    CTL                 1                 NYSE
              Cincinnati Bell Incorporated                        CBB                 2                 NYSE
              Embarq Corporation(1)                                EQ             .830250654            NYSE
              Level 3 Communications, Inc.                        LVLT                3                NASDAQ
              Qwest Communications International Inc.              Q               12.91728             NYSE
              Sprint Nextel Corporation                            S             16.60501308            NYSE
              Telephone and Data Systems, Inc.                    TDS                 1                 AMEX
              Telephone and Data Systems, Inc. - Special         TDS.S                1                 AMEX
              Common Shares
              Verizon Communications                               VZ               21.76               NYSE


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(1) As a result of the spin-off of Embarq Corporation (NYSE ticker "EQ") from
Sprint Nextel Corporation (NYSE ticker "S"), a component of the Telecom HOLDRS Trust, Embarq Corporation has been added as an underlying security of the Telecom HOLDRS Trust. For the 16.60501308 shares of Sprint Nextel Corporation per 100 share round lot of Telecom HOLDRS, The Bank of New York received
0.830250654 shares of Embarq Corporation. Effective May 23, 2006, 0.830250654 shares of Embarq Corporation will be required for creations/cancellations of Telecom HOLDRS.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2006.